EXHIBIT 10.70
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                       Crosswalk.com / Scott Fehrenbacher
                        AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement ("Amendment") is entered into as of July 24, 2002, by and between Scott Fehrenbacher ("Employee") and Crosswalk.com, Inc. a Delaware business corporation ("Crosswalk"). This Amendment supercedes and replaces Paragraphs 4, 5 and 8 of the Employment Agreement by and between Employee and Crosswalk, dated January 10, 2001 ("Agreement"), and all other prior representations, either written or oral, between the parties regarding compensation and/or benefits owed to or that may accrue to Employee upon or subsequent to the termination of his employment with Crosswalk.

WHEREAS, Crosswalk has entered an Asset Purchase Agreement with OnePlace,LLC., a wholly owned subsidiary of Salem Communications Corporations ("OnePlace Asset Purchase"), whereby it is anticipated that Employee's term of employment with Crosswalk shall end upon Closing, scheduled to occur on or about September 3, 2002; and

WHEREAS, to reduce for the benefit of shareholders, Crosswalk expenses remaining after closing with OnePlace, Employee is engaging in active negotiations with and procuring agreements from various trade creditors and vendors of Crosswalk to reduce or restructure as many remaining debts, expenses, and obligations of Crosswalk as possible ("Restructuring Efforts");

In consideration of the foregoing, Crosswalk and Employee hereby agree as follows:

1. Crosswalk shall pay Employee, as full and complete severance [in lieu of any unpaid or unvested benefits under Paragraphs 4, 5 and 8 of the Agreement, and in lieu of all other payments that may have been owed Employee arising out of the Agreement or any other agreement or understanding related to employment with Crosswalk], an amount equal to forty percent (40%) of all net savings to Crosswalk achieved through the Restructuring Efforts successfully concluded by the date of the shareholders' special meeting to vote on the OnePlace Asset Purchase, and as documented through binding written agreements. Such amount shall hereinafter be referred to as "Incentive Severance Compensation."

2. Employee shall promptly submit to the Chairman of Crosswalk all final agreements from the Restructuring Efforts together with a brief narrative and calculations explaining the net savings to Crosswalk. Within fifteen [15] days, the Chairman shall verify and confirm in writing the total savings and instruct Crosswalk's payroll processor to pro rate over the six [6] months following Employee's final date of employment, an amount of severance equal to the Incentive Severance Compensation

3. Paragraphs 10 [Conciliation] and 11 [Governing Law] of the Employment Agreement are incorporated in this Amendment by this reference as if fully set forth herein.

4. In exchange for Crosswalk's agreement to pay the Incentive Severance Compensation, Employee agrees to specifically waive and release any rights or claims that he may have to:

4.1 any severance payments, including but not limited to continuation of current base salary after the Final Date of Employment, accrued vacation, other leave, healthcare coverage, and any other benefits, that Crosswalk has previously agreed to provide Employee in the Agreement, or in any other agreement between Employee and Crosswalk, whether written or oral; and

4.2 any incentive-based income pursuant to any agreement between Crosswalk and Employee, whether written or oral, including but not limited to the Asset Purchase Agreement between DIDAX INC. and Institute for American Values Investing, LLC, dated August 3, 1998, and the Employment Agreement between Employee and DIDAX INC., dated August 3, 1998. IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

SCOTT FEHRENBACHER                                  CROSSWALK.COM, INC.

/s/ Scott Fehrenbacher                              /s/ James G. Buick
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Scott Fehrenbacher                                  James G. Buick
("Employee")                                        Chairman of the Board